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                                       June 26, 1995

                                       Kmart Corporation
                                       Troy, Michigan
                                       Orren F. Knauer
                                       Investor Relations
                                       (810) 643-1040

                                       OfficeMax, Inc.
                                       Shaker Heights, Ohio
                                       Edward L. Cornell
                                       Exec. Vice President & CFO
                                       (216) 295-6440

                                       OfficeMax, Inc.
                                       Shaker Heights, Ohio
                                       Juris Pagrabs
                                       Director of Investor Relations
                                       (216) 295-6698

                                       FOR IMMEDIATE RELEASE

OFFICEMAX FILES REGISTRATION STATEMENT TO SELL REMAINING
KMART HOLDINGS

Troy, Mich. -- June 26, 1995 -- Kmart Corporation (NYSE: KM) and OfficeMax, Inc. (NYSE: OMX) jointly announce the filing today with the Securities and Exchange Commission of a registration statement for the proposed underwritten public offering of 14,235,000 shares of OfficeMax common stock. In the proposed offering, Kmart, a 25 percent shareholder of OfficeMax, will sell all of its 12,535,684 common shares and would receive the resulting net proceeds.
These secondary shares are already included in OfficeMax shares currently outstanding.

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OFFICEMAX FILES REGISTRATION STATEMENT TO SELL
REMAINING KMART HOLDINGS                                  2-2-2-2

OfficeMax has granted the underwriters an over-allotment option, exercisable within 30 days of the original issuance, to purchase up to 2,135,250 additional shares. OfficeMax will also sell 1,699,316 of its common shares in the offering. The net proceeds received by OfficeMax will be used to fund its expansion program and for general working capital purposes.

Last November, OfficeMax completed its initial public offering, at which time Kmart reduced its holdings from approximately 90 percent to 25 percent and received all proceeds from that offering.

The managing underwriters for the offering are Donaldson, Lufkin & Jenrette Securities Corporation, Dean Witter Reynolds Inc., Morgan Stanley & Co., McDonald & Company Securities, Inc. and William Blair & Company. A copy of the preliminary prospectus may be obtained from: Donaldson, Lufkin & Jenrette Securities Corporation, 140 Broadway, New York, NY 10005

OfficeMax operates over 400 superstores in over 150 markets in  41 states and Puerto Rico. The Company's chain of superstores provides an extensive selection of quality name-brand and private-label merchandise, including paper goods, business electronics, computers and accessories, furniture and general office supplies. OfficeMax also owns an approximate 20% interest in Corporate Express, Inc. (NASDAQ: CEXP), one of the country's largest contract stationers.
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                                                  3-3-3-3

Kmart Corporation serves America with approximately 2,500 retail outlets including Kmart and Builders Square. In addition to serving all 50 states, Puerto Rico and the U.S. Virgin Islands, Kmart operations extend to Canada, the Czech Republic and Slovakia and, through joint ventures, to Mexico and Singapore.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.